Filed Pursuant to Rule 424(b)(3)

Registration Number 333-203569

Prospectus Supplement Dated March 14, 2016

to

Prospectus Dated January 29, 2016

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain prospectus, dated January 29, 2016 (the “Prospectus”), of PAVmed Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus, as supplemented or amended. The Prospectus relates to the public sale, from time to time, of up to 1,200,000 units of PAVmed Inc., as described in the Prospectus.

The Prospectus as filed on January 29, 2016 provided for an initial offering period through March 14, 2016, unless we and the selling agent agreed to extend the offering for up to 45 additional days. We and the selling agent have now determined to extend the offering by the full 45 additional days, or until April 28, 2016. Accordingly, we will have until such date to sell all of the securities offered by the Prospectus.

We may further amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus supplement is March 14, 2016.